                          CERTIFICATE OF DESIGNATION

     Tim B. Tarrillion and David M. Daniels do hereby certify that they are the President and Secretary, respectively of NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on December 27, 1995; and that none of the Series D Convertible Preferred Stock has been issued.

     1. Creation of Series D Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of thirty (30) shares and designated as the Series D Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof that are set forth below.

     2.  Dividend Provisions.

     (a) Dividends. The holders of shares of Series D Convertible Preferred Stock shall be entitled to receive, in any calendar year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor and subject to the further limitations set out herein, dividends at the per annum rate of $3,750.00 per share, all such dividends due quarterly in arrears as of the last day of each March, June, September and December of each year, the first dividend being declarable on March 31, 1996. Each date on which a dividend may be declared is hereinafter referred to as the "Dividend Date," and each quarterly period ending with a Dividend Date is hereinafter referred to as the "Dividend Period." Dividend shall be payable ten (10) days after the Dividend Date; provided however, that if such date on which a dividend is payable is not a business day (as defined herein), such dividend shall be payable on the next following business day to the holders of record (whether singular or plural, the "Holder") on the Dividend Date. Dividends on a share of Series D Convertible Preferred Stock shall be prorated to the Conversion Date (as defined herein) if such share is converted in accordance with the provisions of Section 5 hereof on a day other than a Dividend Date. Dividends on the Series D Convertible Preferred Stock shall be paid only out of those assets of the Corporation legally available therefor and shall be paid in cash.

     (b) Dividends Cumulative. Dividends upon the Series D Convertible Preferred Stock shall be cumulative, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends. Furthermore, if there are sufficient assets of the Corporation legally available for payment of dividends, the Corporation shall declare and pay all or a portion of the dividend to the extent of those available assets.

     (c) Dividends Paid with Series on Parity. All dividends declared on the Series D Convertible Preferred Stock for any Dividend Period and on any class or series of stock ranking on parity with the Series D Convertible Preferred Stock as to dividends for such Dividend Period shall be declared pro rata so that the amounts of dividends per share declared for such period on the Series D Convertible Preferred Stock and on any class or series of stock ranking on a parity with the Series D Convertible Preferred Stock as to dividends that are outstanding during such Dividend Period shall in all cases bear to each the same proportions that the respective Liquidation Preference (as defined herein) on such stock bear to each other; provided, however, that all unpaid dividends accrued in respect to any series of stock ranking on a parity with any other series which does not have unpaid accrued dividends shall be paid, or set aside for payment, prior to any payments or distributions in respect to such other series which has no unpaid accrued dividends; further provided, however, that if funds available therefore are sufficient to pay off such accrued and unpaid dividends, then they shall be paid in this same ratio among the various series ranking on a parity with the Series D Convertible Preferred Stock. For all other purposes hereof, the Series D Convertible Preferred Stock shall be senior in right of dividend payment to any other class of Preferred Stock of the Corporation, unless the Holder expressly consents in writing to the contrary.

     (d) Dividends for Other Classes or Series or Redeemed. Dividends shall be payable under the Series D Convertible Preferred Stock before any sum or sums shall be set aside for the purchase or redemption of any class or series of stock ranking on a parity with the Series D Convertible Preferred Stock as to dividends or distribution or assets and before any dividends shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of, or any payment shall be made on account of common stock, par value $.001 per share, of the Corporation ("Common Stock") or any class or series of stock ranking junior to the Series D Convertible Preferred Stock as to dividends or distribution of assets. If at any time dividends upon the outstanding Series D Convertible Preferred Stock at the per annum rate hereinabove specified from the date of cumulation to the end of the then current Dividend Period shall not have been paid or declared, whether in whole or in part, or a sum sufficient thereof set apart for such payment, then, the amount of the deficiency shall be fully paid but without interest, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, before any sums shall be paid or set aside for the purchase or redemption of any class or series of stock ranking on a parity with the Series D Convertible Preferred Stock as to dividends or distribution of assets and before any dividends shall be declared or paid upon or set apart for or any other distribution shall be ordered or made in respect of or any payment shall be made on the account of the Common Stock or any class or series of stock ranking junior to the Series D Convertible Preferred Stock as to dividends or distribution of assets.

     (e) Date of Cumulation. The term "date of cumulation" as used in this resolution with reference to the Series D Convertible Preferred Stock shall be deemed to mean (i) the most recent Dividend Date on which dividends have been paid, or (ii) if no dividends have been paid, December 28, 1995.

     3. Redemption Provisions. The Corporation shall redeem all shares of Series D Convertible Preferred Stock outstanding on December 31, 1996, at a redemption price per share equal to $25,000.00, plus all accrued and unpaid dividends thereon to the date of redemption, which redemption payment shall be paid in cash. Notice of redemption shall be mailed to the Holders of the shares of Series D Convertible Preferred Stock to be redeemed at least 30 days prior to the date fixed for such redemption. The Corporation shall not have the right to require the redemption or cancellation of the Series D Convertible Preferred Stock prior to December 31, 1996.

     4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series D Convertible Preferred Stock shall be entitled to receive an amount equal to $25,000.00 per share, plus all accrued and unpaid dividends thereon to the date of such liquidation, dissolution or winding up of the affairs of the Corporation, which amount shall be paid in cash. After the full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to stockholders shall be paid to the Common Stock, which amount shall be distributed ratable to the holders of Common Stock. In the event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the full preferential liquidation amount per share required to be paid on the Corporation's Series D Convertible Preferred Stock, the entire amount of assets of the Corporation available for distribution to stockholders shall be paid up to their respective full liquidation amounts first to the Series D Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the Common Stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all for the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section, and the Series D Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transactions,
(ii) the rights contained in the Delaware General Corporation Law and (iii) the rights contained in other Sections hereof. Such right to payment described in this Section 4 is referred to herein as the "Liquidation Preference."

     5. Conversion Provisions. The holders of Series D Convertible Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

     (a)  Right to Convert.

     (1) Each share of Series D Convertible Preferred Stock shall be convertible, at the option of its Holder, at any time until December 31, 1996, into a number of shares of Common Stock of the Company at the Conversion Rate, as defined herein, then in effect in cumulative amounts of Series D Convertible Preferred Stock increments during the term of conversion of Series D Convertible Preferred Stock as follows:

                                    Number of Shares of Series D
     Time Period                    Convertible Preferred Stock

     Until March 11, 1996           None

     On March 11, 1996
     to  April 14, 1996             Up to one-third (1/3rd) of all shares
                                    of Series D Convertible Preferred
                                    Stock issued on December 28, 1995

     From April 15, 1996
     to May 24, 1996                Up to two-thirds (2/3rds) of all
                                    shares of Series D Convertible
                                    Preferred Stock issued on
                                    December 28, 1995 (less any such
                                    shares previously converted)

     From and after May 25, 1996    All shares (no restriction)

     The conversion rate per share of Series D Convertible Preferred Stock (the "Conversion Rate"), subject to the adjustments described below, shall be a number of shares of Common Stock (rounded to the nearest whole number) equal to $25,000.00 divided by the lesser of (x) seventy-two and one-half percent (72.5%) of the Market Price, as defined below, per share of Common Stock or (y) $0.875. "Market Price" per share of Common Stock shall be the average closing bid price per share of Common Stock during the five (5) trading days immediately preceding the Conversion Date, as defined below, as such bid price is reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the average closing bid price in the over-the-counter market if other than NASDAQ, or in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing bid price on such exchange, as reported in the Wall Street Journal.

     Such conversion shall be effected by surrendering the certificate or certificates representing the shares of Series D Convertible Preferred Stock to be converted to the principal corporate office of the Company (located at 4710 Bellaire Blvd., Suite 301, Bellaire, Texas 77401 USA, Attention: Corporate Secretary), with the form of conversion notice attached hereto as Exhibit A, executed by the Holder evidencing such Holder's intention to convert those Series D Convertible Preferred Stock or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The date on which notice of conversion (the "Conversion Date") is given shall be the date on which the Corporation has received the certificate or certificates representing the Series D Convertible Preferred Stock so to be converted, together with conversion notice duly executed, and the Company shall complete the issuance of the shares of Common Stock as promptly as reasonably practical and in no event later than three (3) business days after the Conversion Date. At the option of the Holder, the conversion notice, together with a copy of the face of the certificate or certificates representing the Series D Convertible Preferred Stock so to be converted, may be delivered to the Company by telecopy or facsimile transmission, and in such event, the Conversion Date shall be deemed to be the date of receipt by the Company of the same by such telecopy or fascimile transmission. Any Holder electing to deliver such notice by telecopy or facsimile shall promptly mail or cause to be delivered to the Company the original executed notice of conversion, together with the original certificates representing the shares of Series D Convertible Preferred Stock so to be converted.

     (2) No fractional shares of Series D Convertible Preferred Stock may be converted. No fractional shares of Common Stock shall be issued upon conversion of the Series D Convertible Preferred Stock. However, in lieu of the Company's permitting the conversion of fractional shares of Common Stock, it shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Rate calculated in connection with the shares of Series D Convertible Preferred Stock so to be converted.

     (3) The Company shall pay in cash all accrued and unpaid dividends to the Conversion Date on all shares of Series D Convertible Preferred Stock that are to be converted, together with the cash payment, if any, due as provided in clause (a)(2) above, which cash payments shall be due on the date that the certificate or certificates representing the shares of Common Stock to be issued in connection with such conversion are due to be issued.

     (4) The Company shall have no responsibility to pay any taxes with respect to the Series D Convertible Preferred Stock.

     (5) If the Company receives certificates representing shares of Series D Convertible Preferred Stock, together with proper notices of conversion, for conversion in excess of the number of shares of Series D Convertible Preferred Stock that may then be converted in accordance with the provisions of this subsection (a), then those certificates, together with proper notices of conversion, first received by the Company for conversion shall have the right to be converted up to the permitted number of shares that may then be converted.

(b) Adjustments to the Conversion Rate.

     (1) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable on conversion of the Series D Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of Series D Convertible Preferred

Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the Holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the Holders if they had exercised their rights of conversion of the Series D Convertible Preferred Stock immediately before that change.

     (2) REORGANIZATIONS, MERGERS, CONSOLIDATION OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Corporation's Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subsection (b)) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series D Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series D Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series D Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series D Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

     (3) Any adjustments made pursuant to this paragraph (b) shall become effective at the close of business on the day upon which such capital reorganization, reclassification, reorganization, merger, consolidation, sale or assets or other event becomes effective.

     (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

     (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series D Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustment and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder's shares of Series D Convertible Preferred Stock.

     (e) Notices of Record Date. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series D Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purposes of such dividend or distribution and the amount and character of such dividend or distribution.

     (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series D Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock; and if ant any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (g) Notices. Any notices required by the provisions of this Section 5 to be given to the Holders of shares of Series D Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder at such Holder's address appearing on the books of the Corporation.

     6. Voting Provisions. Except as otherwise expressly provided or required by law, the Series D Convertible Preferred Stock shall not entitle the holders thereof to any voting rights, and the consent of the Holders thereof shall not be required for the taking of any corporate action.

     7. Required Shares. Any shares of Series D Convertible Preferred Stock converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary, to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares upon their cancellation shall become authorized but unissued shares of Preferred Stock, $.001 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.001 par value, of the Company.

     8. Certain Definitions. For the purposes of the Certificate of Designation of Series D Convertible Preferred Stock which embodies this resolution:

     "business day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the States of Delaware or Texas are authorized or obligated by law or executive order to close; and

     "trading day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange any day other than a Saturday, Sunday, or a day on which banking institutions in the States of Delaware or Texas are authorized or obligated by law or executive order to close.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series D Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 27th day of December, 1995.


                                        NORTH AMERICAN TECHNOLOGIES GROUP, INC.


Date:  December 27, 1995                /s/ Tim B. Tarrillion
                                       -----------------------------------------
                                        Tim B. Tarrillion
                                        President and Chief Executive Officer

Date:  December 27, 1995                /s/ David M. Daniels
                                        ----------------------------------------
                                        David M. Daniels
                                        Secretary

                                   EXHIBIT A
                           FORM OF CONVERSION NOTICE
                            [Please Type or Print]

North American Technologies Group, Inc.       Date:  _____________________, 1996
4710 Bellaire Blvd., Suite 301
Bellaire, Texas 77401 USA
     Attention:  Corporate Secretary
     Facsimile No.:  (713) 662-3728 [Note: if telecopied, deliver the original form and Series D Convertible Preferred Stock Certificate(s) by mail to the Company.]

Name:  ________________________________________________________

Address: ______________________________________________________

         ______________________________________________________

         ______________________________________________________

Telephone:  ____________________  Telecopier:    _____________________

Taxpayer Identification No. (if applicable):_______________________________

The undersigned holder of the following shares of Series D Convertible Preferred Stock of North American Technologies Group, Inc., a Delaware corporation (the "Company"), hereby requests that such shares be converted into __________ shares of common stock, par value $.001 per share, of the Company in accordance with the terms of such Series D Convertible Preferred Stock.

        SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK TO BE CONVERTED



                      Number of Shares of Series D   Name and Address for Issuance
                      Convertible Preferred Stock      of Shares of Common Stock
Certificate No.             to be Converted            (if different from above)

------------------    ----------------------------   ------------------------------
                                                     ------------------------------
                                                     ------------------------------
                                                     ------------------------------
Printed or Typed
   Name of Holder:    ___________________________   (Must be signed by
By (execute here):    ___________________________   registered holder)
Title:                ___________________________

(If signature is by a spouse, administrator, guardian, attorney-in-fact, officer of a corporation or other officer or capacity, please specify such capacity.)